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                                                                     EXHIBIT 2.5

                            STOCK PURCHASE AGREEMENT


This Stock Purchase Agreement is made on April 19, 1999, among Halo Holdings of Nevada, Inc., a Nevada corporation ("Buyer"), and all of the Shareholders of NetWorld of Ohio, Inc., an Ohio Corporation (the "Company").

Buyer desires to purchase from each of the Shareholders, and each of the Shareholders, desires to sell to buyer, all of the shares of Common Stock of the company owned by him, her, or it, all upon the terms and conditions set forth below.

Now, Therefore, in consideration of, and in reliance upon, the covenants, representations and warranties contained in this Agreement, the parties agree as follows:

1. PURCHASE AND SALE OF STOCK. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from each Shareholder of, and each Shareholder agrees to sell, assign, transfer and deliver to Buyer, at the Closing provided for in Section 3, the number of shares of Common Stock set forth opposite such Shareholder's name on the attached Schedule A, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

2. CONSIDERATION. The total consideration to be paid by the Buyer for the Common Stock shall be paid as follows:

(a) Cash Payment. A cash payment of ninety thousand dollars ($90,000)(the "Cash Payment").

(b) Purchase Note. Buyer shall deliver to the Shareholders' representative at Closing a promissory note (the "Purchase Note"), in the principled amount of $180,000 bearing no interest and requiring Buyer to make payments in accordance with the schedule set forth on the annexed to the promissory note, total payments to be made by December 15, 1999.

(c) Stock Payout. Buyer shall deliver to the Shareholders' Representative at Closing 37,000 shares of Halo Holdings restricted Common Stock.

(d) Other Consideration. Buyer shall provide Shareholders with free dialup access, web site hosting, and domain names services for five years. Shareholders shall pay any third party verifiable costs.

3.       ASSUMPTION AND RETENTION OF LIABILITIES.

(a) Closing Balance Sheet. The Company shall prepare a closing balance sheet (the "Closing Balance Sheet") for the Company dated at least three (3) days prior to the Closing. The Closing Balance Sheet shall be prepared in accordance with Generally Accepted Accounting Principles ("GAAP") and shall fairly represent the assets and liabilities of the Company as of the date of such Closing Balance Sheet.





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(b)      Buyer's Assumption of Liabilities. Buyer will assume liabilities, set forth on the Closing Balance Sheet, up to a maximum of $270,000. If the closing balance sheet contains liabilities in excess of $270,000, Buyer will identify sufficient Balance Sheet liabilities that Buyer will not assume.

(c) Liabilities in Excess of $270.000. Buyer shall have the right to choose which liabilities on the Closing Balance Sheet it shall assume. Any additional liabilities shall be assumed by the prior shareholders.

(d) Liabilities under Existing Leases. Buyer shall not assume any liabilities under the presently existing lease between the Company and or ______________ space that the Company leases. A list of all leased property or space is listed on Schedule 2(d).

4. CLOSING. The closing of the purchase and sale of the Stock (the "Closing") shall take place at the office of Kogan & Taubman, LLC., 39 Broadway, Suite 2704, New York, New York 10006, (or at such other place as the parties may mutually agree) on April 19, 1999, (or on such other date upon which the parties shall mutually agree), contemporaneously with the execution of this Agreement. If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.

4.1 DOCUMENTS TO BE DELIVERED BY SHAREHOLDERS AT CLOSING. At the Closing the Shareholders' representative will:

(a) Deliver to Buyer an Assumption of Liabilities for Mr. Eickert for any liabilities on the Closing Balance Sheet that cause the Company to have liabilities in excess of $270,000;

(b) Deliver to Buyer a certified copy of the Company's Certificate of Incorporation and all amendments thereto as in effect on the Closing Date and of the Company's Bylaws as amended to the Closing Date, and all ancillary documents;

(c) Deliver to Buyer a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying the accuracy of the Company's and Shareholders' representations and warranties hereunder and that the Company and the Shareholders have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by the Company and the Shareholders prior to or at the Closing;

(d) Deliver to Buyer all consents, authorizations, waivers and similar approvals of Governmental Bodies and other Persons, if any, which are required to be obtained by the Company or the Shareholders in order to enable or permit the Shareholders to transfer ownership of all of the common stock to Buyer.

(e) Deliver to Buyer stock certificates for the shares of Common Stock to be sold by the Shareholders, or cause the transfer to Buyer by electronic book transfer of the shares of Common Stock to be sold by the Shareholders, in each case free and clear of all liens,





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claims, charges, restrictions, equities or encumbrances of any kind, and with any necessary stock transfer stamps, along with duly executed stock powers in form satisfactory to Buyer; and

(f) Deliver to Buyer an opinion, dated as of the Closing Date, of Charles Openinsky, Esq., counsel for the Company, in form and substance satisfactory to Kogan & Taubman, LLC., counsel for Buyer, to the effect that:

(i) To the best of the knowledge of Company's counsel, each Shareholder has good and valid title to the shares of Common Stock set forth opposite his, her, or its name in the attached Schedule A, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, and has full power and the legal right to sell those shares of Common Stock to Buyer pursuant to this Agreement;

(ii) Each Shareholder has all necessary corporate or other power and authority to execute and deliver this Agreement;

(iii) This Agreement has been duly executed and delivered by or on behalf of each Shareholder and is a legal, valid and binding obligation of each Shareholder enforceable against each Shareholder in accordance with its terms, except (a) as this Agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws or equitable principles relating to or affecting the enforcement of creditors' rights and (b) that the granting of specific performance is subject to the discretion of a court of equity;

(iii) The execution and delivery of this Agreement by each Shareholder and the consummation of the transactions provided for in this Agreement will not result in any breach of any contract or agreement which is known to Company's counsel and to which that Shareholder is a party or by which that Shareholder is bound;

(v) Each Shareholder has duly executed and delivered the stock power of that Shareholder referred to in Section 3.1(A) and, assuming Buyer is purchasing the shares of Common Stock pursuant to this Agreement in good faith and without notice of adverse claims within the meaning of the Uniform Commercial Code of the State of New York, the sale by each Shareholder of the shares of Common Stock owned by him, her, or it pursuant to this Agreement will transfer to Buyer good title to those shares of Common Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind; and

(vi) Company's counsel knows of no litigation, proceeding or investigation pending or threatened against any of the Shareholders which questions the validity of this Agreement or any action taken or to be taken by any of the Shareholders under this Agreement.

4.2 DOCUMENTS AND FUNDS TO BE DELIVERED BY BUYER AT CLOSING. At the Closing, Buyer will deliver to the Shareholders' representative:





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(a)      a certified or bank cashier's check or wire transfer payable to the order of the Shareholders' representative in the amount of the Cash Payment;
and

(b)      the Purchase Note in substantially the same form as annexed hereto,

(c) the certificate or certificates representing the stock payment, and attached hereto on Schedule 2(b)

(d) an opinion, dated as of the Closing Date, of Kogan & Taubman, LLC., counsel for Buyer, in form and substance satisfactory to Charles Openinski, Esq., counsel for the Company, to the effect that:

(i) Buyer has all necessary corporate power and authority to execute and deliver this Agreement;

(ii) This Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except (a) as the Agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws or equitable principles relating to or affecting the enforcement of creditors' rights and (b) that the granting of specific performance is subject to the discretion of a court of equity;

(iii) The execution and delivery of this Agreement and the consummation of the transactions provided for in this Agreement will not violate the Certificate of Incorporation or Bylaws of Buyer or result in any breach of any contract or agreement known to Buyer's counsel to which Buyer is a party or by which Buyer is bound; and

(iv) Buyer's counsel knows of no litigation, proceeding or investigation pending or threatened against Buyer which questions the validity of this Agreement or any action taken or to be taken by Buyer under this Agreement.

4.3 FORM AND SUBSTANCE OF DOCUMENTS. The documents and instruments referred to in Sections 4.1 and 4.2 shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

5. REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SHAREHOLDERS. The Company and the Shareholders jointly and severally represent and warrant to Buyer as follows:

5.1 Organization, Existence and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company has all requisite corporate power and authority to own or lease its properties and assets, to conduct its business as currently conducted and to enter into and perform this Agreement and all other agreements entered into in connection with the transactions contemplated hereby. Copies of the Company's Articles of Incorporation, as amended to



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date, and Bylaws, as amended to date, have been delivered to the Buyer and are complete and correct. The Company is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction. The Company has all authorizations, approvals, orders, licenses, certificates and permits of and from all governmental or regulatory bodies necessary to own or lease its properties and assets and to conduct its business as currently conducted.

5.2 NO SUBSIDIARIES. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business upon the Closing. The Company is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

5.3 CAPITALIZATION; OWNERSHIP. The authorized capital stock of the Company consists of 500 shares of Common Stock, par value $.01 per share, of which 500 shares of the Common Stock are issued and outstanding on the date hereof. All such 500 issued and outstanding shares of Common Stock of the Company are owned by the Shareholders. All of such Common Stock are duly authorized, validly issued, fully paid and non-assessable and there are no liens, encumbrances, security interests, charges or restrictions with respect to such stock. All such Common Stock has been issued in compliance with applicable federal and state securities laws. Except as set forth on Schedule 5.3, there are no outstanding subscriptions, options, warrants, contracts, calls, rights or commitments of any character relating to the issuance of or granting of rights in or to acquire any security of the Company, nor are any outstanding securities convertible into or exchangeable for other securities of the Company. The Company has no outstanding obligation to repurchase, redeem, or otherwise acquire any of its capital stock.

5.4 STOCK OWNERSHIP. Each Shareholder owns all of the shares of Common Stock set forth opposite that Shareholder's name on the attached Schedule A, which constitute all of the outstanding shares of capital stock of the Company owned by that Shareholder, free and clear of all liens, claims, charges, restrictions, equities and encumbrances of any kind. The Shareholders have full power and the legal right to sell, assign, transfer and deliver to Buyer the stock described in this paragraph.

5.5 AUTHORIZATION OF AGREEMENT; NO VIOLATION. Each Shareholder has all necessary corporate or other power and authority to execute, deliver and perform this Agreement and to consummate the sale of the shares of Common Stock owned by that Shareholder and the other transactions contemplated by this Agreement. This Agreement has been duly executed by or on behalf of the Shareholders and constitutes the legal, valid and binding obligation of the Shareholders, enforceable against each of the Shareholders in accordance with its terms. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement (i) will violate the Certificate of Incorporation or Bylaws, if any, of the Company or any law, rule or regulation applicable to the Company or any Shareholder,
(ii) will result in any breach of or default under any provision of any contract or





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agreement of any kind to which any Shareholder is a party or by which any
Shareholder is bound or to which any property or asset of any Shareholder is subject, (iii) is prohibited by or requires any Shareholder obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which any Shareholder is a party or by which any Shareholder is bound or with respect to which any Shareholder is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of any Shareholder.

5.6 REQUIRED CONSENTS. The Shareholders have obtained all Required Consents, each of which either (i) has been obtained on or prior to the date hereof, (ii) shall have been obtained on or prior to the Closing Date, or (iii) to the extent legally permissible, shall be obtained by Shareholders as promptly as practical following the Closing Date. Schedule 5.6 hereto indicates with respect to each Required Consent listed therein whether such Required Consent has been obtained as of the date hereof and, if not, when Company reasonably expects that such Required Consent will have been obtained pursuant to clauses (ii) or (iii) above. If any Required Consent hereto is not obtained in accordance with this Section 5, then Shareholders shall cooperate with Buyer, in all respects, to provide to Buyer the benefits that would have been available to Buyer had such Required Consent been obtained.

5.7 INTELLECTUAL PROPERTY RIGHTS. The Company owns, is licensed or otherwise would have the rights to use all of the Intellectual Property Rights used in the conduct of the Business as currently conducted, all of which Intellectual Property Rights are, to the Shareholders' knowledge, valid and enforceable against third parties.

5.8 TAX AND OTHER RETURNS AND REPORTS. To Shareholders' knowledge and belief, except as disclosed on the Closing Balance Sheet, (a) all federal, state and local tax returns, reports and statements required to be filed by Company in connection with the Business have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all such returns, reports and statements properly reflect the tax liabilities of Company in relation to the Business for the periods, properties or events covered thereby; (b) all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions have been properly accrued or paid; (c) The Company has not received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Company or any of its assets or properties; (d) there are no tax liens on any of the Assets; and (e) the Shareholders have no knowledge of any basis for any additional assessment of any Taxes in relation to the Business.





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5.9      LITIGATION. There are no actions, suits, proceedings or
investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Shareholders' knowledge, threatened against the Company or the Shareholders that (i) would have a materially adverse effect on the business of the company, (ii) question the validity of this Agreement, or (iii) seek to delay, prohibit or restrict in any manner any action taken or to be taken by the Company or any Shareholder under this Agreement.

5.10 BROKERS. All negotiations relative to this Agreement and the transactions contemplated by it have been carried on by the Shareholders directly with the Buyer and without the intervention of any other person and in a manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

5.11 NO UNTRUE STATEMENTS. No statement by any Shareholder contained in this Agreement and no written statement contained in any certificate, schedule or other document required to be furnished by the Shareholders to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements not misleading.

5.12 ACKNOWLEDGMENTS BY SHAREHOLDERS. Each Shareholder acknowledges that he, she, or it has, and has had, access to all information pertinent to the business, financial condition, operations, affairs and prospects of the Buyer and its subsidiaries that he, she, or it requires or that any reasonably prudent seller of the shares of the Common Stock set forth opposite that Shareholder's name on Schedule A would require. That Shareholder further acknowledges that the Shareholder has had the benefit of financial and legal advisors with respect to this Agreement and that the Shareholder is not relying on Buyer or any person on behalf of or retained by Buyer for any disclosure of information with respect to the Buyer and its subsidiaries.

5.13 COMPLIANCE WITH EMPLOYMENT LAWS; EMPLOYEE RELATIONS. The Company is in material compliance with all federal, state and municipal laws and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice and is not in arrears in the payment of wages or withholding taxes or any other employee benefit taxes or imposts. None of Company's employees is represented by any labor union and there is no labor strike, dispute, grievance or other labor trouble pending or, to the knowledge of the Company or the knowledge of the Shareholders, threatened with respect to The Company.

5.14 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 5.14, the Company has no liabilities or obligations, fixed, accrued, contingent, assumed or otherwise and whether due or to become due, which are not fully reflected or provided for on the Closing Balance Sheet other than liabilities and obligations incurred in or as a result of the ordinary course of business since the Balance Sheet Date, none of which individually or in the aggregate has been or is materially adverse to the business or condition of the





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Company. For purposes of this Section 5.14, Amaterially adverse means any individual liabilities in excess of $5,000 or liabilities in excess of $10,000 in the aggregate.

5.15 DEBT INSTRUMENTS. Schedule 5.15 lists and briefly describes the material terms and conditions of all mortgages, indentures, notes and other obligations for or relating to borrowed money or commitments therefor (including conditional sales contracts and chattel mortgages) to which the Company is a party or which have been assumed by the Company or to which any of its material properties or assets are subject. The material terms and conditions shall include the principal amount, interest rate, original and maturity dates, sinking fund installments, prepayment premiums, restrictive covenants and any other material provisions. The Company is not in default in any respect under any of the foregoing and there has not occurred any event which with the passage of time or the giving of notice would constitute such a default or allow any party to accelerate the performance of the Company's obligations thereunder.

5.16     TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES.

(a) Schedule 5.16(a) sets forth a true, correct and complete list of all items of tangible personal property owned by the Company as of the date of the Closing Balance Sheet having either a net book value per unit or an estimated fair market value per unit in excess of $10,000.

(b) The Company has good and clear record and marketable title to, or a valid leasehold interest in, all of its material assets and property reflected in the Closing Balance Sheet, except assets and property disposed of in the ordinary course of business and consistent with past practice, and, except as set forth on 5.16(b), none of such assets or properties is subject to any material defects of title, mortgage, pledge, lien, security interest, lease, charge, encumbrance, objection or joint ownership (collectively, the "Encumbrances").

(c) Except as set forth on Schedule 5.16(c), the facilities, machinery, furniture, office and other equipment of the Company that are used in its business are sufficient for the operations of Company are in good operating condition and repair, subject only to the ordinary wear and tear. Company is not in material default in any respect under any Encumbrances to which it or its properties and assets are subject.

5.17     PRODUCT WARRANTIES.

(a)      Except as set forth in Schedule 5.17, the Company does not have any
(i) unexpired expressed or implied product warranty with respect to any product that it manufactures or sells or that it (or its predecessor) has heretofore manufactured or sold; (ii) the Company has not received any notice of any claim based on any product warranty; and (iii) neither the Company or the Shareholders knows or has any reasonable ground to know of any claim (actual or threatened) based on any product warranty.





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5.18     FULL DISCLOSURE All documents furnished by the Company and the
Shareholders to the Buyer pursuant to or in connection with this Agreement are true and correct copies and there are no amendments or modifications to those documents. The books and records of the Company are accurate and complete in all material respects, and have been maintained in accordance with good business practice.

5.19 TRANSACTIONS WITH AFFILIATES. There is no transaction, and no transaction now proposed, to which the Company was or is to be a party and in which any director or officer of the Company or any person owning of record or beneficially more than 5% of the outstanding capital stock of any class of the Company or any associate of any such person had or has a direct or indirect material interest, other than obligations of the Company to the Shareholders disclosed pursuant to Schedule 5.19.

5.20 BANK ACCOUNTS; POWERS OF ATTORNEY; ETC. Except as listed in Schedule 5.20, the Company does not have (a) any bank account, safe deposit box or assets on deposit with any bank, or (b) any power of attorney or other authorization outstanding, except for powers of attorney or authorizations issued in the ordinary course of business with respect to patents, customs, insurance and tax matters.

5.21     COMPLIANCE AND WITH ENVIRONMENTAL LAWS. Except as set forth in
Schedule 5.21, the Company has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any premises which it owns, leases, subleases or otherwise occupies in connection with the conduct of the day to day operations of its business (collectively the "Premises"). To the knowledge of Shareholders, no violation by Company or Shareholders is being alleged of any applicable Environmental Law relating to the Premises, or the use or ownership thereof, or to the operation of the Business.

6. REPRESENTATIONS AND WARRANTIES BY BUYER. Buyer represents and warrants to each of the Shareholders as follows:

6.1 CORPORATE POWER. Buyer is a corporation validly existing and in good standing under the laws of the State of Nevada and has the corporate power to carry on its business as now being conducted and to acquire the shares of Common Stock set forth on the attached Schedule A.

6.2 AUTHORIZATION OF AGREEMENT; NO VIOLATION. Buyer has all necessary corporate power and authority to execute, deliver and perform this Agreement. Buyer's Board of Directors has duly authorized the execution, delivery and performance of this Agreement and the consummation of the purchase of the shares of Common Stock to be purchased by it under this Agreement and the other transactions contemplated by this Agreement. This Agreement has been duly executed by or on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with any provision of Buyer's Certificate of Incorporation or Bylaws or any law,





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rule or regulation applicable to Buyer, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which Buyer is a party or by which Buyer is bound or to which any property or asset of Buyer is subject, (iii) is prohibited by or, except for the filing of a Form 10-D with the SEC, requires Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Buyer is a party or by which Buyer is bound or with respect to which Buyer is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of Buyer.

6.3 LITIGATION. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Buyer's knowledge, threatened against Buyer, that (i) question the validity of this Agreement or (ii) seek to delay, prohibit or restrict in any manner any action taken or to be taken by Buyer under this Agreement.

6.4 BROKERS. All negotiations relative to this Agreement and the transactions contemplated by it have been carried on by Buyer directly with each Shareholder or Shareholders' representative and without the intervention of any other person and in a manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

6.5 NO UNTRUE STATEMENTS. No statement by Buyer contained in this Agreement and no written statement contained in any certificate, Schedule or other document required to be furnished by Buyer to any Shareholder pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements not misleading.

7.       CONDITIONS OF SALE: ABANDONMENT OF SALE.

7.1. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to purchase the Common Stock shall be subject to the following conditions:

(a) Representations and Warranties of Company and the Warranting Shareholders to be True; Performance of Obligations; Compliance with Covenants and Conditions. The representations and warranties of the Company and the Shareholders herein shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived hereunder. The Company and the Shareholders shall have performed or caused to be performed all obligations and complied with all





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covenants and conditions required by this Agreement to be performed or complied with by it or them at or prior to the Closing Date.

(b) Statutory Requirements; Governmental Approvals. All statutory requirements imposed on the Company and the Shareholders for the valid consummation by the Company, the Shareholders and the Buyer of the transactions contemplated by this Agreement shall have been fulfilled by the Company and the Shareholders. All federal and state governmental agencies and authorities, the consent, authorization or approval of which is necessary or desirable under any applicable law, rule, order or regulation to permit consummation by Company, the Shareholders and the Buyer of the transactions contemplated by this Agreement, shall have consented to, authorized, or approved such transactions.

(c) Opinion of Counsel to Company and the Shareholders. The Buyer shall have received from Charles Openinski Esq.,, counsel to the Company and the Shareholders, the opinion required by Section 4.1(e) in form and substance mutually agreed to by Company and the Buyer.

(d) Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or other person or entity which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially adversely affect the right of the Buyer to own the Common Stock or to own, operate or control the Company, or which might subject the Company to any material liability after the Closing.

(e) Resignations. The Buyer shall have received written resignations, effective as of the Closing Date of Uwe Eickert, Aribert Eickert, Barry Watts, Achim Ramon Eickert, in their capacity as directors of Company

(f) Employment Agreement of Barry Watts. At closing, Barry Watts will have entered into an employment agreement in substantially the same form as annexed hereto with the Buyer.

(g) Assumption of Liabilities by Uwe Eickert. At closing, Buyer shall have received an Assumption of Liabilities from Mr. Eickert reasonably acceptable to the Company for any liabilities on the Closing Balance Sheet in excess of $270,000.

(h) Tender of Common Stock. The Shareholders shall have tendered all of the Common Stock, in the manner contemplated by Section 4.1.

(i) Property Leases. The Buyer shall have received an assignment, cancellation, or such other document, reasonably acceptable to counsel for the Buyer, that releases Buyer from any obligation or liability under any lease for property or space between the Company and A. Eickert Trust.





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7.2.     CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the
Shareholders to transfer the Common Stock pursuant to the terms of this Agreement shall be subject to the following conditions:

(a) Representations and Warranties of the Buyer to be True. The representations and warranties of the Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, except to the extent waived under this Agreement. The Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing Date.

(b) Statutory Requirements. All statutory requirements imposed on the Buyer for the valid consummation by the Company, the Shareholders and the Buyer of the transactions contemplated by this Agreement shall have been fulfilled by the Buyer, and all authorizations, consents and approvals of any governmental agencies and authorities required to be obtained by the Buyer in order to permit consummation by the Company, the Shareholders and the Buyer of the transactions contemplated by this Agreement shall have been obtained.

(c) Opinion of Counsel to the Buyer. The Shareholders shall have received from Kogan & Taubman, LLC, counsel to the Buyer, the opinion required by
Section 4.2(d), in form and substance mutually agreed to by the Shareholders and the Buyer.

7.3. TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSFER. Anything herein to the contrary notwithstanding, this Agreement and the transfer of Common Stock contemplated hereby may be terminated at any time before the Closing Date, as follows, and in no other manner:

(a) Mutual Consent. By mutual written consent of the Shareholders, Company and the Buyer.

(b) Termination by Buyer. Buyer may, without liability to Company or the Shareholders, terminate this Agreement by notice to the Company at any time prior to the Closing if default shall be made by Company or the Shareholders in the observance or in the due and timely performance of any of the terms hereof to be performed by the Company or the Shareholders that cannot be cured at or prior to the Closing.

(c) Termination by the Shareholders. The Shareholders may, without liability to the Buyer, terminate this Agreement by notice to the Buyer at any time prior to the Closing if default shall be made by the Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing.

(d) Expiration Date. By either the Buyer or the Shareholders if the transfer of the Common Stock shall not have become effective by May 15, 1999 (which date may be extended by mutual agreement of the Buyer and the Shareholders) unless such failure is





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
due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, any Schedule and any certificate delivered at the Closing of the Company, the Shareholders, or the Buyer shall be deemed to have been relied upon in spite of any investigation that has been or will be made or omitted by any party to this Agreement and shall survive the Closing to the extent provided in this Section 8.

8.2 SHAREHOLDER'S INDEMNIFICATION THE OBLIGATIONS. Subject to the terms and conditions of this Section 8, each of the Shareholders jointly and severally agrees to indemnify and hold Buyer harmless against and in respect of:

(a) any and all losses, liabilities, damages or expenses (including legal fees and expenses) relating to or arising out of any misrepresentation or breach of warranty of the Company or the Shareholders contained in this Agreement or in any statement or certificate delivered by the Company or the Shareholders or Shareholders' representatives; and

(b) any and all losses, liabilities, damages or expenses (including legal fees and expenses) relating to or arising out of any breach of any covenant of the Company or the Shareholders contained in this Agreement.

8.3 BUYER'S INDEMNIFICATION OBLIGATIONS. Subject to the terms and conditions of this Section 8, Buyer agrees to indemnify and hold each of the Shareholders harmless against and in respect of:

(a) any and all losses, liabilities, damages or expenses (including legal fees and expenses) relating to or arising out of any misrepresentation or breach of warranty of the Buyer contained in this Agreement or in any statement or certificate delivered by the Buyer;

(b) any and all losses, liabilities, damages or expenses (including legal fees and expenses) relating to or arising out of any breach of any covenant of the Buyer contained in this Agreement; and

(c) any and all losses, liabilities, damages or expenses (including legal fees and expenses) relating to or arising out of the purchase by the Buyer from the Shareholders of the shares of Common Stock set forth on the attached Schedule A (it being understood that in no event shall Buyer indemnify any Shareholder for any losses suffered or taxes payable in respect of profits realized upon the sale by such Shareholder of his, her, or its shares of Common Stock).

8.4 PROCEDURE FOR INDEMNIFICATION CLAIMS. The respective indemnification obligations of each of the Shareholders and the Buyer pursuant to Sections 8.2 and 8.3 shall be conditioned upon compliance by the Shareholders and the Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this
Agreement:

(a) If at any time a claim shall be made, or an action or proceeding shall be commenced, against a party to this Agreement (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations under this Agreement, the Aggrieved Party shall give to the Indemnifying Party notice of that claim, action or proceeding within 15 days following its commencement (except that failure to give that notice shall not excuse the Indemnifying Party except to the extent that it is materially prejudiced by that failure). The notice shall state the basis for the claim, action or proceeding and the amount claimed, (to the extent that amount is determinable at the time when the notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim) with counsel which is reasonably acceptable to the Aggrieved Party. Failure by the Indemnifying Party to notify the Aggrieved Party of his, her, or its election to defend the claim, action or proceeding within a reasonable time, but in no event more than 15 days after the notice shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of his, her, or its right to defend the claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived the right to contest and defend against any claim of the Aggrieved Party for indemnification under this Agreement based upon or arising out of that claim, action or proceeding;

(b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to that claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement of it and, provided the Indemnifying Party is held to be liable for indemnification under this Agreement, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with that claim, action or proceeding. The Aggrieved Party may participate, at his, her, or its expense, in the defense of that claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of that claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of the claim, action or proceeding, enter into any settlement without the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld;

(c) If the Indemnifying Party does not assume or proceed with the vigorous defense of any such claim, action or proceeding, the Aggrieved Party may, at the risk, cost and expense of the Indemnifying Party, defend against the claim, action or proceeding in a





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
manner as he, she, or it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party shall not, in the defense of any such claim, action or proceeding, enter into any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

9.       COVENANT NOT TO COMPETE.

Except as contemplated herein, the Shareholders hereby agree that for a period of five years, beginning April 19, 1999, the Shareholders shall not, without Buyer's prior written consent, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a partner, consultant, or otherwise with, any profit or non-profit business or organization that, directly or indirectly competes with, or is about to compete with, the Buyer.

10.      MISCELLANEOUS.

10.1 ASSURANCE OF FURTHER ACTION. From time to time after the Closing and without further consideration, each of the parties to this Agreement shall execute and deliver, or cause to be executed and delivered, such further instruments and agreements, and shall take such other actions, as any other party may reasonably request in order to more effectively effectuate the transactions contemplated by this Agreement.

10.2 EXPENSES. Whether or not the Closing is consummated, each of the parties will pay all of his, her, or its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

10.3 WAIVER. The parties to this Agreement may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties to this Agreement or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

10.4 NOTICES. All notices, requests or other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by overnight courier or by first class certified mail, postage prepaid, addressed as follows: if to Buyer, to Halo Holdings, Inc., Attention: Leonard Tombasco, 22355 Collington Drive, Boca Raton, Florida 33428 (with a copy to Kogan & Taubman, LLC., 39 Broadway, Suite 2704, New York, New York 10006; if to any of the Shareholders or the Shareholders' representative at Uwe Eickert 2201 Commerce Drive, Freemont Ohio 43420, or to some other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

10.5 ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

10.6 RIGHTS UNDER THIS AGREEMENT; NONASSIGNABILITY. This Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors and permitted assigns, but shall not be assignable by any party without the prior written consent of the other parties. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws principles of that State.

10.8 ARBITRATION. Any dispute arising under or involving any provision under this Agreement or any issue regarding the Buyer's purchase of Shareholders' stock, as listed on the attached Schedule A, the issue shall be submitted to the American Arbitration Association and resolved by final and binding arbitration under its rules.

10.9 HEADINGS; REFERENCES TO SECTIONS AND SCHEDULES. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections and Schedules, unless otherwise indicated, are references to sections of and schedules to this Agreement.

10.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but which together constitute one and the same instrument. In Witness, the parties have duly executed this Agreement on April 19, 1999, as of the date first above written.

Halo Holdings of Nevada, Inc.
By: /s/ BRUCE BERTMAN
Bruce Bertman, CEO


NetWorld of Ohio, Inc.

By: /s/ UWE D. EICKERT
Uwe D. Eickert, President
Shareholders





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